Fidelity & Guaranty Life Reports Fiscal Fourth Quarter 2017 Results
DES MOINES, Iowa: November 15, 2017 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today announced financial results for the fiscal fourth quarter of 2017.

•	Reported net income was $61 million or $1.06 per diluted share for the fourth quarter, and $223 million or $3.83 per diluted share for the full year

•	Adjusted operating income was $63 million or $1.08 per diluted share for the fourth quarter, and $177 million or $3.03 per diluted share for the full year

•	Total annuity sales for the fiscal year increased 1% over prior year to $2.6 billion and included $1.9 billion fixed indexed annuity ("FIA") sales, up 2% over prior year

•	Average assets under management increased to $20.3 billion, up 8% over prior year
Net income for the fiscal fourth quarter of 2017 ended on September 30, 2017(1) was $61 million or $1.06 per diluted common share. Adjusted operating income for the fiscal fourth quarter of 2017 was $63 million, or $1.08 per diluted share, compared to adjusted operating income of $40 million, or $0.69 per diluted share, in the prior year period.
The table below reconciles reported after-tax net income to adjusted operating income ("AOI").

	Three months ended September 30,
(In millions)	(Unaudited)
Reconciliation from Net Income to AOI(2):	2017	2016	Increase (decrease)
Net income	$61	$30	$31
Effect of investment losses (gains), net of offsets	(5)	5	(10)
Effect of change in FIA embedded derivative discount rate, net of offsets	3	(7)	10
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	5	17	(12)
Tax impact of adjusting items	(1)	(5)	4
Adjusted operating income	$63	$40	$23
See footnotes at end of release.
The current quarter included net favorable items of $19 million or $0.32 per diluted share. The prior year quarter included net favorable items of $4 million or $0.07 per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter

•  Net favorable adjustments for lower deferred acquisition cost ("DAC") amortization from unlocking, annual assumption review and equity market fluctuations; AOI also included $10 million out of period actuarial adjustments
$21 million
• Lower effective tax rate	$2 million
• Unfavorable actual to expected mortality within single premium immediate annuity ("SPIA") product line	($2) million
• Higher expense related to merger transaction costs	($2) million
Prior Year Fiscal Quarter
• Net favorable adjustments related to lower DAC amortization, primarily due to equity market fluctuations, and bond prepayment income	$6 million
• Higher expenses related to long-term incentive compensation plans	($2) million

"We delivered yet another solid quarter and a strong finish to fiscal 2017 with meaningful increases in net income, adjusted operating income, net investment spread, and assets under management," said Chris Littlefield, President and CEO of FGL. "The core earnings power of our business continued to expand with AOI reaching $177 million for the full year, up 9% over last year. FIA sales in the current quarter were down due to the continued strong equity market performance as well as uncertainty regarding the Department of Labor rule which has slowed industry-wide sales this year, but FIA sales were up 2% for the full fiscal year, right in line with our plan. Finally, the regulatory approval processes for the merger with CF Corporation are progressing well. Last week, we received approval from the New York Department of Financial Services and completed the public hearing with the Iowa Insurance Division.  We expect to be in a position to close the transaction before the end of the year subject to receipt of approval from Iowa."

Fiscal Year 2017 Summary
FGL reported net income of $223 million, or $3.83 per diluted share, for fiscal year 2017, compared to net income of $97 million, or $1.66 per diluted share, for fiscal year 2016. The Company reported adjusted operating income of $177 million, or $3.03 per diluted share, for fiscal year 2017, compared to adjusted operating income of $162 million, or $2.77 per diluted share, for fiscal year 2016. The prior fiscal year included $17 million benefit from lower DAC amortization primarily due to equity market fluctuations, $6 million bond prepayment income and $7 million SPIA and other favorable reserve adjustments, partially offset by $6 million higher expense related to the pending merger transaction and long-term incentive compensation plans. The current fiscal year includes $18 million net benefit for lower DAC amortization from unlocking, annual assumption review and equity market fluctuations, $5 million net favorable SPIA and other reserve adjustments, and $4 million bond prepayment income and lower tax expense, partially offset by $11 million higher expense related to the pending merger transaction and legacy incentive compensation plans.

Summary Financial Results (Unaudited)

	Three months ended September 30,		Year ended September 30,
(In millions, except per share data)	2017	2016	2017	2016
Fixed indexed annuity sales (2)	$424	$482	$1,868	$1,832
Total annuity sales (2)	$588	$603	$2,550	$2,525
Average assets under management (2)	$20,840	$19,381	$20,324	$18,738
Net investment spread - FIA (2)	3.00%	2.98%	3.02%	2.97%
Net investment spread - All products (2)	2.44%	2.27%	2.42%	2.27%
Net income	$61	$30	$223	$97
Net income per diluted share	$1.06	$0.52	$3.83	$1.66
Adjusted operating income (“AOI”) (2)	$63	$40	$177	$162
AOI per diluted share (2)	$1.08	$0.69	$3.03	$2.77
Weighted average basic shares	58.3	58.3	58.3	58.3
Weighted average diluted shares	58.5	58.4	58.4	58.6
Total common shares outstanding	58.9	59.0	58.9	59.0
Book value per share	$38.13	$32.80	$38.13	$32.80
Book value per share, excluding AOCI (2)	$28.92	$25.36	$28.92	$25.36
See footnotes below.

Sales In Line With Expectations
For the fiscal fourth quarter, sales of our core fixed indexed annuity ("FIA") product were $424 million, a 12% decrease over the prior year quarter. On a sequential basis, FIA sales decreased 7% as compared to the fiscal third quarter of 2017. As expected, FIA sales levels were influenced from an overall industry decline in FIA sales over the past few quarters resulting from strong equity market performance as well as focus by carriers and independent marketing organizations ("IMO's") on the Department of Labor ("DOL") fiduciary rule implementation. FIA sales were $1.9 billion for the fiscal year, an increase of 2% over the prior year. FIA sales levels in recent quarters reflect strong and productive partnerships with our IMO's, and our continued discipline to achieve new business profitability and capital targets.

Sales of multi-year guarantee annuities ("MYGA") were $164 million in the current quarter as compared to $121 million in the same period last year. Total annuity sales were $588 million for the fourth quarter, a decrease of 2% compared to the fiscal fourth quarter of 2016. For the fiscal year, total annuity sales were $2.6 billion, a 1% increase over the prior year.
Indexed universal life ("IUL") sales in the quarter were $6 million compared to $17 million last year. The decline in IUL sales reflects our focus on quality of new business and pricing discipline to achieve profitability and capital targets. IUL sales were $46 million for the current fiscal year compared to $56 million in the prior year.
Investment Portfolio Performance
Overall, the investment portfolio is performing in line with expectations. Net investment income was $261 million for the quarter, an increase of 10% compared to $238 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM"), which grew $1.6 billion or 8% over the prior year from sales and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 5.02%, up 12 basis points from 4.90% in the prior year quarter, driven by higher income on structured securities and a higher allocation to private credit strategies with a focus on current income over the past year. Asset purchases during the quarter were $0.7 billion at an average yield of 4.95% primarily reflecting purchases in investment grade corporate bonds and structured securities. The average NAIC rating for the portfolio remains approximately 1.5.
Net investment spread across all product lines increased 17 basis points to 244 basis points, compared to fiscal fourth quarter 2016. Net investment spread in the current quarter for fixed indexed annuities was consistent with recent performance at 300 basis points.

Capital Management Trends

•
GAAP book value per share at September 30, 2017 was $38.13 on a reported basis; book value per share excluding accumulated other comprehensive income (“AOCI”) was $28.92, an increase of 14% year over year.

•
As announced on November 9, 2017, the FGL Board of Directors has declared a quarterly dividend of $0.065 per share. The dividend is payable on December 11, 2017 to shareholders of record as of the close of business on November 27, 2017.

•
On November 14, 2017, Fidelity & Guaranty Life Holdings, Inc. ("FGLH"), a subsidiary of FGL, received majority consent from holders of its 6.375% senior notes due 2021 to adopt certain amendments to their governing indenture. These amendments principally impact provisions of the indenture that would have been affected by the merger with CF Corp. and do not affect the principal, term or borrowing rate of the notes outstanding. The indenture will be modified and FGLH will pay the consent consideration once all the conditions with respect to the consummation of the merger have been satisfied.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2017	September 30, 2016
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: September 30, 2017 - $20,063; September 30, 2016 - $18,521)	$21,154	$19,411
Equity securities, available-for-sale, at fair value (amortized cost: September 30, 2017 - $733; September 30, 2016 - $640)	773	683
Derivative investments	413	276
Commercial mortgage loans	547	595
Other invested assets	185	60
Total investments	23,072	21,025
Related party loans	71	71
Cash and cash equivalents	885	864
Accrued investment income	231	214
Reinsurance recoverable	3,375	3,464
Intangibles, net	1,129	1,026
Deferred tax assets, net	—	—
Other assets	202	371
Total assets	$28,965	$27,035

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$20,792	$19,251
Future policy benefits	3,412	3,467
Funds withheld for reinsurance liabilities	1,083	1,172
Liability for policy and contract claims	67	55
Debt	300	300
Revolving credit facility	105	100
Deferred tax liability, net	62	10
Other liabilities	897	746
Total liabilities	26,718	25,101

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at September 30, 2017 and September 30, 2016)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,933,415 issued and outstanding at September 30, 2017; 58,956,127 shares issued and outstanding at September 30, 2016)	1	1
Additional paid-in capital	716	714
Retained earnings	1,000	792
Accumulated other comprehensive income	543	439
Treasury stock, at cost (568,847 shares at September 30, 2017; 537,613 shares at September 30, 2016)	(13)	(12)
Total shareholders' equity	2,247	1,934
Total liabilities and shareholders' equity	$28,965	$27,035

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Year Ended
	September 30, 2017 (Unaudited)	September 30, 2016 (Unaudited)	September 30, 2017 (Unaudited)	September 30, 2016

Revenues:
Premiums	$16	$18	$42	$70
Net investment income	261	238	1,005	923
Net investment gains (losses)	117	26	316	19
Insurance and investment product fees and other	41	34	167	127
Total revenues	435	316	1,530	1,139
Benefits and expenses:
Benefits and other changes in policy reserves	320	206	843	791
Acquisition and operating expenses, net of deferrals	36	36	137	119
Amortization of intangibles	(14)	20	193	54
Total benefits and expenses	342	262	1,173	964
Operating income	93	54	357	175
Interest expense	(6)	(5)	(24)	(22)
Income before income taxes	87	49	333	153
Income tax expense	(26)	(19)	(110)	(56)
Net income	$61	$30	$223	$97

Net income per common share:

Basic	$1.06	$0.52	$3.83	$1.67
Diluted	$1.06	$0.52	$3.83	$1.66
Weighted average common shares used in computing net income per common share:
Basic	58.3	58.3	58.3	58.3
Diluted	58.5	58.4	58.4	58.6

Cash dividend per common share	$0.065	$0.065	$0.260	$0.260

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	September 30, 2017 (Unaudited)	September 30, 2016 (Unaudited)
Reconciliation to total shareholder's equity:
Total shareholder's equity	$2,247	$1,934
Less: AOCI	543	439
Total shareholder's equity excluding AOCI	$1,704	$1,495

Total shares outstanding	58.9	59.0
Weighted average shares outstanding - basic	58.3	58.3
Weighted average shares outstanding - diluted	58.4	58.6

Book value per share	$38.13	$32.80
Book value per share, excluding AOCI(2)	$28.92	$25.36

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

Agreement and Plan of Merger with CF Corporation ("CF Corp.")
On May 24, 2017, FGL and CF Corp. entered into a definitive merger agreement (the "Merger Agreement") pursuant to which CF Corp. will acquire all outstanding shares of FGL (the "Merger") for $31.10 per share in cash, without interest, plus the assumption of $405 million of existing debt. The joint press release can be found on FGL's investor relations website at www.fglife.com.
The transaction is expected to close in the calendar fourth quarter of 2017. The Merger is subject to closing conditions, including the approval of the shareholders of CF Corp., the receipt of regulatory approvals from the Iowa Insurance Division, the New York Department of Financial Services, and the Vermont Department of Financial Regulation, and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On June 16, 2017, the Federal Trade Commission granted early termination of the waiting period under the HSR Act. CF Corp. shareholders voted to approve the merger on August 8, 2017. Requisite regulatory approval has been obtained from the Vermont Department of Financial Regulation and the New York Department of Financial Services. A public hearing on the proposed merger was held on November 7, 2017 by the Iowa Insurance Division.

Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the interest rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of the reinsurance related embedded derivative, and iv) the effect of class action litigation reserves, if any. All adjustments to AOI are net of the corresponding VOBA and DAC impact. The income tax impact related to these adjustments is measured using an effective tax rate of 35%, as appropriate.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.

Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives, (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Conference Call and Earnings Release
In light of the announced merger with CF Corp., FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.

About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including as to FGL's evaluation of strategic alternatives and regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; possible risks and uncertainties arising from FGL's evaluation of strategic alternatives; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2016, and its Form 10-Q for the quarters ended December 31, 2016, March 31, 2017 and June 30, 2017, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Diana Hickert-Hill
Fidelity & Guaranty Life
Investors@fglife.com
410-487-0992

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life